Exhibit 10.1

STRICTLY PRIVATE & CONFIDENTIAL

AMENDMENT

dated March 28, 2013
to the
Share Purchase Agreement dated as of March 5, 2009 and the Amendments thereto dated 19 April 2012, 21 September 2012, 31 October 2012, 1 November 2012, 28 November 2012 and 28 January 2013

between

1.	Norwood Immunology Limited ABN 91 095 271 186, of P.O. Box 211, Patterson Lakes, Victoria 3197, Australia (hereinafter “Norwood”)

and

2.	Mymetics Corporation, a company organized under the laws of the State of Delaware with a place of business located at 4, Route de la Corniche, 1066 Epalinges, Switzerland (hereinafter “Mymetics”)

Norwood and Mymetics will be referred to hereinafter collectively as the “Parties”.

Preamble

A.
Norwood was the registered owner of all the shares of Bestewil Holding B.V, a Dutch company with limited liability, limited by shares (“Besloten Vennootschap”) organized under the laws of the Netherlands and founded on April 15, 2004.

B.
On March 5, 2009, Norwood and Mymetics entered into a share purchase agreement (the “SPA”) according to which Norwood sold and transferred to Mymetics, with all rights and obligations pertaining thereto, all the shares of Bestewil Holding B.V.

C.
Mymetics is currently in the process of evaluating different financing alternatives among which asyndication of an investment round of more than USD 20 million with new professional investors  who are not existing holders of Mymetics shares  (the “New Investors”).

D.	In order to secure the financing, the Parties intend to amend Section 1.2 of the SPA as detailed in this amendment agreement (this “Agreement”).

NOW, THEREFORE, the Parties agree as follows:

Capitalized terms not defined otherwise herein shall have the same meaning as in the SPA.

1	Payment Schedule

Subject to the provisions of Sections 3 and 4 below Mymetics shall make the following payments to Norwood: (i) by 30 April 2013 €520,833 consisting of  €500,000 of principal under the Loan Note and  €20,833 of accrued interest for the month of April 2013 on the outstanding principal balance of €2,500,000 (it being acknowledged that all interest due under the Loan Note has been paid by Mymetics to Norwood up to and including 31 March 2013), (ii) by 31 May 2013 €517,222 consisting of €500,000 of principal under the Loan Note and €17,222 of accrued interest for the month of May 2013 on the outstanding principal balance of  €2,000,000, (iii) by September 30, 2013 accrued interest of €50,834 on the outstanding principal balance of €1,500,000 under the Loan Note and (iv) by March 31, 2014 €1,575,834 consisting of €1,500,000 to extinguish the outstanding principal balance of the Loan Note and €75,834 to extinguish the remaining unpaid accrued interest owed on the outstanding principal balance of the Loan Note.

2	Release of Obligations under the SPA

2.1 Upon Mymetics' compliance with sections 1, 3 or 4 of this Agreement, Sections 1.2.2 through 1.2.9 of the SPA are hereby deleted and Mymetics is accordingly released of its obligations under Sections 1.2.2 through 1.2 .9 of the SPA.

2.2 Upon payment by Mymetics of €500,000 of principal under the Loan Note the number of shares of Bestewil Holding B.V. pledged by Mymetics under section 2.2.1k of the SPA shall be reduced from 33% (6,290 shares) to 26.7% (5,032 shares).

2.3 Upon total repayment by Mymetics of €1,000,000 of principal under the Loan Note the number of shares of Bestewil Holding B.V. pledged by Mymetics under section 2.2.1k of the SPA shall be reduced from 33% (6,290 shares) to 20% (3,774 shares).

3	Release of Obligations in the context of an investment

3.1 In the event that Mymetics executes with the New Investors a separate investment agreement providing for the investment in Mymetics’ capital of more than twenty million American dollars (USD 20,000,000) (the “Investment”) by the New Investors (the “Investment Agreement”) Mymetics shall within twenty (20) days of receipt of the first tranche of the Investment:

(a)  pay to Norwood in cash, half of whatever the remaining unpaid principal is under the Loan Note, including accrued interest of 10% per annum effective 1 April 2013 (or the last date on which interest was paid, if later) based on a year of 360 days;

(b)  discharge the remaining 50% of the unpaid principal under the Loan Note, including accrued interest of 10% per annum effective 1 April 2013 (or the last date on which interest was paid, if later) based on a year of 360 days, by the issue to Norwood shares in Mymetics purchased by the Investors under the Investment Agreement, with the same rights to options, voting provisions, anti-dilution provisions, rights to dividends, and form of investment (but specifically excluding Board representation) (“collectively “Investor Terms”) and at the price at which the shares are issued to the New Investors (“Investor Price”). Further, half the shares received by Norwood shall be subject to a six month lock-up and half the shares shall be subject to a 12 month lock-up; and

(c)  in addition to such payment, issue to Norwood three hundred twenty five thousand US Dollars ($325,000) in shares of Mymetics common stock at the lower of (i) the average closing price of the last two months prior to the repayment date or (ii) the lowest conversion price for any Mymetics shareholder loan that has been converted two months prior or two months after such repayment or (iii) Investor Price (the "Conversion Price").

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4	Release of Obligations in the Context of A Reduced Investment

In the event that Mymetics executes with the New Investors a separate investment agreement providing for the investment in Mymetics’ capital of more than five million American dollars (USD 5,000,000) but less than twenty million American dollars (USD 20,000,000) (the “Reduced Investment”) by the New Investors (the “Reduced Investment Agreement”) Norwood shall have the option (the “Reduced Investment Option”), to convert within 20 days of receipt of the first tranche of the Reduced Investment half of the remaining unpaid principal under the Loan Note, including accrued interest of 10% per annum effective 1 April 2013 (or the last date on which interest was paid, if later) based on a year of 360 days, into cash (with repayments of principal and interest being as per Section 1 above, reduced by the pro rata reduction of the outstanding balance due under the Loan Note arising by virtue of the exercise by Norwood of the Reduced Investment Option) and half in shares of Mymetics purchased by the Investors under the Reduced Investment Agreement, on the Investor Terms. Further, half the shares received by Norwood shall be subject to a six month lock-up and half of the shares shall be subject to a 12 month lock-up. In addition, Mymetics shall issue to Norwood three hundred twenty five thousand US Dollars ($325,000) in shares of Mymetics common stock at the Conversion Price.  In case Norwood does not exercise the Reduced Investment Option within 20 days of the Reduced Investment Agreement the release obligations under Section 5 will apply.

5	Release of Obligations in the context of no investment or investment of less than usd 5,000,000

In the event that there is no Investment, an Investment of less than five million US Dollars ($5,000,000) or Norwood does not exercise the Reduced Investment Option, Mymetics shall in any event have the right to pay the unpaid principal and interest due under the Loan Note provided for under Section 1.2.2 of the SPA by March 31, 2014 and shall be relieved of its obligations under Section 1.2.2 through 1.2.8 of the SPA, provided, however, that Mymetics shall, in addition to such payment, issue to Norwood three hundred twenty five thousand US Dollars ($325,000) in shares of Mymetics common stock at the Conversion Price.. Norwood agrees that it will enter into a lock-up agreement with Mymetics that will require that fifty percent (50%) of the Mymetics shares issued under this 3.1. shall be locked-up for six (6) months and fifty percent (50%) shall be locked-up for twelve (12) months.

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6	NORWOOD'S RIGHTS OF SHARE DISTRIBUTION

Norwood shall have the right to distribute any Mymetics shares and options or warrants associated with such shares issued to Norwood under the terms of this Agreement to its shareholders and to those persons with which Norwood has a fee agreement in connection with the SPA or this Agreement, provided, however, (i) that any such transferee of not less than €50,000 of Mymetics shares shall enter into lock up provisions as required by Mymetics under the terms of the Investment or Reduced Investment (or as stipulated in paragraph 5 above, if there is no Investment or an investment less than 5,000,000 US Dollars ($5,000,000)) and (ii) to the extent relevant, the distributed shares and options or warrants have the same terms and conditions as for the New Investors under the Investment Agreement or Reduced Investment Agreement and (iii) such distribution does not preclude reliance by the New Investors or on any exemption from the U.S. securities laws or the securities laws of any other jurisdiction in the offer and sale of the Mymetics shares under the Investment Agreement or Reduced Investment Agreement.

7	LONG STOP DATE

If Mymetics fails (i) to close the Investment or the Reduced Investment and (ii) make the payments in paragraph 1, 3, 4, or 5 above, as applicable, , the Loan Note, including unpaid principal and unpaid interest at 10% since April 2013 based on a year of 360 days, shall become immediately due and payable,  and Mymetics shall issue to Norwood three hundred twenty five thousand US Dollars ($325,000) of Mymetics common stock at the lower of the Conversion Price or market closing price for shares of Mymetics common stock the day before the default.

8	No Other Amendments

Except as amended herein, the SPA shall remain unchanged and binding on the Parties.

9	Governing Law and Choice of Jurisdiction

9.1 This Agreement shall be governed by, and construed in accordance with, the laws of Switzerland without giving effect to its conflict of laws provisions.

9.2 Any dispute hereunder shall be settled before the ordinary courts of Geneva, subject to a final appeal to the Swiss Federal Supreme Court.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first set forth above.

Norwood Immunology Limited:

/s/ Richard FH Williams
Richard F H Williams, CEO and Director

Mymetics Corporation:

/s/ Ronald Kempers
Ronald Kempers, President and CEO

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